UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2016

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On January 14, 2016, the board of directors of Discover Financial Services (the “Company”) appointed Joe Eazor as a director of the Company. The board also appointed Mr. Eazor to serve on the Audit Committee on this date. A copy of the press release announcing the appointment of Mr. Eazor is attached as Exhibit 99.1 to this report.

There are no arrangements or understandings between Mr. Eazor and any other person pursuant to which Mr. Eazor was selected as a director. There are no transactions involving Mr. Eazor that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment as a director of the Company, Mr. Eazor will be eligible for compensation under the Company’s Directors’ Compensation Plan (the “Plan”). Under the Plan, Mr. Eazor will receive an annual retainer for his service as a director of $90,000 and will receive an annual committee member fee of $20,000 for his service on the Audit Committee, each prorated from the date of his appointment as a director.

In addition, on January 14, 2016, Mr. Eazor received a grant of 863 restricted stock units under the Plan, which is the annual equity award prorated from the date of his appointment as a director. The restricted stock unit awards vest on the first anniversary of the date of grant, subject to the terms and conditions of the Plan. All restricted stock unit awards are to be settled in shares of Company common stock. Like other eligible directors under the Plan, Mr. Eazor will be eligible to receive subsequent awards of restricted stock units under the Plan on the date of each annual shareholders meeting. Under the Plan, the amount of such subsequent awards of restricted stock units shall be equal to the number obtained by dividing $130,000 by the fair market value (as defined in the Plan) of a share of Company common stock on such day.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Discover Financial Services dated January 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: January 15, 2016	By:	/s/ Jennifer Schott
		Name:	Jennifer Schott
		Title:	Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Discover Financial Services dated January 15, 2016